Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Les Brown
Senior Vice President, Finance
and Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS Q1 RESULTS

PARK CITY, Utah, Jan 26/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2007 first quarter ended December 31, 2006.  Net sales for the fiscal 2007 first quarter were $35.8 million compared to $36.7 million for the same quarter of fiscal 2006.  For the first quarter, net income was $3.4 million, or $0.30 diluted earnings per share, compared to $3.5 million, or $0.30 diluted earnings per share, for the same quarter of fiscal 2006.

Operating cash flow was approximately $7.4 million during the first quarter of fiscal 2007 compared to $2.6 million for the same quarter of fiscal 2006.    This 2007 operating cash flow, combined with net borrowings of $7.0 million under our credit agreement, allowed us to invest approximately $2.2 million in property and equipment and approximately $11.4 million in acquisitions of branded natural product businesses.

Bill Gay, chairman and chief executive officer, commented, “First quarter net sales of branded products were less than expected as we believe industry growth rates for supplements continue to be relatively flat and competitive.  Strong profitability and cash flow are primary objectives and reflect our ability to efficiently manufacture and distribute products while managing our controllable costs.”

Mr. Gay continued, “We believe the acquisition of nutritional brands with products that we currently do not sell will contribute positively to our growth, profitability and business strength.  During the quarter, we made several brand acquisitions, including Life-flo®, which focuses on therapeutic creams, and Larénim®, a mineral makeup product line.  Following quarter end, we acquired additional health and natural food store brands, including Zand®, which focuses on liquid herbal supplements, Natra-Bio®, one of themost respected homeopathic brands in the natural products industry, bioAllers®, natural homeopathic allergy medicines, Herbs for KidsTM, which provides herbal products specifically designed for children, and CompliMed®, a natural practitioner line.  The expected long-term sales and expense synergies of these acquired brands generally take time as certain transition and integration matters are completed.  We can now truly say that we have our health and natural food store customers covered from A to Z—or Action Labs® to Zand®!  Equally important, we feel that our commitment to our business model and our ability to execute on these and future acquisitions will enable us to create long-term value for our stakeholders, including our customers, employees and investors.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, KAL®, Nature’s Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Pioneer®, CompliMed®, Sunny Green®, Zand®, Natra-Bio®, bioAllers®, Herbs for KidsTM, Natural Sport®, Supplement Training Systems™, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold®, Healthway®, Living Flower Essences®, Life-flo®, Larénim®, AllVia™, Sayge Biosciences™ and Monarch Nutritional Laboratories™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Arizona Health Foods™, Fresh Vitamins™, Granola’s™ and Pilgrim’s Natureway™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,000 SKUs, including over 650 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2007 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; dollars in thousands)

	December 31,	September 30,
	2006	2006
Assets
Current assets, net	$43,679	$44,437
Property, plant and equipment, net	34,597	32,669
Goodwill	26,040	18,366
Other non-current assets, net	13,821	12,488
	$118,137	$107,960

Liabilities and Stockholders’ Equity
Current liabilities	$14,235	$14,494
Long-term liabilities	9,688	2,684
Stockholders’ equity	94,214	90,782
	$118,137	$107,960

NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; dollars in thousands, except per share data)

	Three months ended December 31,
	2006	2005
Net sales	$35,848	$36,704
Cost of sales	16,324	17,560
Gross profit	19,524	19,144
Operating expenses
Selling, general and administrative	13,922	13,446
Amortization of intangible assets	46	94
Income from operations	5,556	5,604
Interest and other (income)/expense, net	144	(11)
Income before provision for income taxes	5,412	5,615
Provision for income taxes	2,057	2,162

Net income	$3,355	$3,453

Net income per common share
Basic	$0.30	$0.30
Diluted	0.30	0.30

Weighted average common shares outstanding
Basic	11,015,967	11,471,136
Diluted	11,212,285	11,635,779

NUTRACEUTICAL INTERNATIONAL CORPORATION
EBITDA SCHEDULE
(unaudited; dollars in thousands)

	Three months ended December 31,
	2006	2005

Net income	$3,355	$3,453
Provision for income taxes	2,057	2,162
Interest and other (income)/expense, net (1)	144	(11)
Depreciation and amortization	1,101	1,141

EBITDA	$6,657	$6,745

(1)             Includes amortization of deferred financing fees and losses associated with fixed asset disposals.